EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Judy Wawroski

Vice President

International Bancshares Corporation

(956) 722-7611 (Laredo)

IBC Comments on  Stock Price

LAREDO, Texas—(BUSINESS WIRE)— March 25, 2009—International Bancshares Corporation (NASDAQ:IBOC) today reported that management of the Company does not believe the current common stock price reflects the strengths of the Company.  The Company continues to maintain strong levels of capital and earnings continue to be good as reflected by the Company’s annual net income for 2008 of $132.1 million or $1.93 per share — basic ($1.92 per share-diluted).  This solid level of performance reflects IBC’s commitment to credit quality and superior earnings even during these difficult economic times.

From an economic perspective, IBC operates in perhaps the best geographic area in the nation, with lower unemployment and a stronger basic economy then most regions.  In addition, IBC has historically performed above peer group averages in virtually all performance measures used to evaluate the success of a financial institution.  In fact, IBC was recently recognized by Bank Director as the 18th best performing bank.

Management of the Company believes the Company’s low current stock price has been negatively affected by short-selling.  Short-selling occurs when investors borrow shares and sell them hoping the stock will fall and they can buy the shares at a lower price.  In recent months, short-selling has been blamed in the media for driving down shares of financial stocks.  As a Company that participated in the U.S. Treasury Department’s Capital Purchase Program, the Company is particularly vulnerable to the harmful practices of short-traders because under the CPP, the Company is prohibited from repurchasing its common stock.

The Securities and Exchange Commission is expected to consider a proposal to combat abusive short selling  in April, which proposal may include restoring  the “uptick rule,” that prevents traders from initiating a short-sale unless the price of a stock in its most recent trade was at or higher than the previous price.

The Company chose to participate in the CPP program even though the Company was well capitalized. Since the CPP program was designed to only be offered to sound financial institutions with solid regulatory ratings and was encouraged by the Treasury, the Company deemed it prudent to participate and issued $216 million of preferred stock to the U. S. Department of the Treasury.  The CPP is not a bank bailout program and it is totally distinct from the extraordinary assistance the government has provided to certain large troubled financial institutions.

Total assets at December 31, 2008 were $12.4 billion compared to $11.2 billion at December 31, 2007.  Total net loans were $5.8 billion at December 31, 2008 compared to $5.5 billion at December 31, 2007.  Deposits were $6.9 billion at December 31, 2008 compared to $7.2 billion at December 31, 2007.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 265 facilities and more than 420 ATMs serving 101 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.